Exhibit 10.25

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is entered into as of the 17th day of April, 2013, by and between 99¢ ONLY STORES, a California corporation (the “Company”), and Michael Kvitko, (the “Executive”).

W I T N E S S E T H

WHEREAS, the Executive currently serves as a key employee of the Company and the Executive’s services and knowledge are valuable to the Company in connection with the management of one or more of the Company’s principal operating functions, departments, divisions or subsidiaries; and

WHEREAS, the Board (as defined below) has determined that it is in the best interests of the Company to encourage the Executive’s continued services and to ensure the Executive’s continued dedication by providing specified severance benefits in the event the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason (each as defined below) as set forth herein; and

WHEREAS, to encourage the Executive’s full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.                                      Definitions.

1.1                               “Board” means the Board of Directors of Number Holdings, Inc.

1.2                               “Cause” has the meaning given in the Number Holdings, Inc., 2012 Stock Incentive Plan.

1.3                               “Code” means the Internal Revenue Code of 1986, as amended.

1.4                               “Date of Termination” means the effective date on which the Executive’s employment by the Company terminates.

1.5                               “Disability” has the meaning given in the Number Holdings, Inc., 2012 Stock Incentive Plan.

1.6                               “Good Reason” means the occurrence of any of the following events without the Executive’s consent:

a.              any reduction in annual base salary, other than a one-time reduction not exceeding ten percent that is imposed simultaneously on all executive officers of the Company; or

b.              a material diminution in the Executive’s authority, duties or responsibilities or a change in reporting relationship to anyone other than the Chief Executive Officer;

provided that, the occurrence of an event described in (a) or (b) above only shall constitute Good Reason if (i) the Executive provides the Company with written notice within 90 days following the occurrence of the event allegedly constituting Good Reason (the “Good Reason Notice”); (ii) the Company fails to cure such event within 30 days after receiving the Good Reason Notice; and (iii) the Executive resigns within 60 days following the delivery of such Good Reason Notice.

1.7                               “Nonqualifying Termination” means any termination of the Executive’s employment with the Company and all its subsidiaries that is not a Qualifying Termination, including a resignation or termination of employment by the Executive without Good Reason, a termination of employment on account of Executive’s Disability or death or a termination of employment by the Company for Cause.

1.8                               “Qualifying Termination” means (a) the involuntary termination of the Executive’s employment with the Company and all its subsidiaries by the Company without Cause or (b) the Executive’s resignation for Good Reason.

2.                                      Payments Upon Qualifying Termination of Employment.

2.1                               Subject to the subsequent provisions of this Section 2, if the employment of the Executive shall terminate by reason of a Qualifying Termination, the Executive shall be entitled receive continuation of his then-current base salary (but not taking into account any reduction in base salary that serves as the basis for a termination for Good Reason) for a period of 18 months following the Date of Termination (the “Severance Period”), payable in accordance with the Company’s regular payroll schedule and subject to applicable withholding (the “Severance”).

2.2                               Payment of the Severance shall commence on the first regularly-scheduled payroll date following the 30th day after the Date of Termination, provided that the Executive has executed a general release of claims against the Company and its affiliates in a form acceptable to the Company (the “Release”), and any revocation period applicable to the Release has expired, on or before such 30th day.  Any portion of the Severance whose payment is delayed on account of the immediately preceding sentence shall be payable as part of the first installment of the Severance.

2.3                               If, for any reason, the Executive is entitled to or receives any other severance, separation, notice or termination payments on account of the termination of Executive’s employment with the Company or any affiliate (including any payments required to be paid to the Executive by the Company under the Worker Adjustment and Retraining Notification Act or any similar state law), the Severance will be reduced by the amount of such other payments paid or payable to the Executive.

2.4                               The Executive shall notify the Company in writing within five business days after commencing any other employment or service during the Severance Period, which notice shall include the amount of compensation with respect thereto.  The Severance shall be reduced by all compensation earned by the Executive as a result of employment or service during the Severance Period.

2.5                               Payment of the Severance is conditioned upon the Executive’s execution of and continued compliance with the Fair Competition Agreement attached as Exhibit A.

3.                                      No Payments Upon Nonqualifying Termination of Employment.  If the employment of the Executive shall terminate by reason of a Nonqualifying Termination, no payments or benefits shall be provided to the Executive hereunder.

4.                                      No Lawsuits.

4.1                               The Executive promises not to file a lawsuit, administrative complaint, or charge of any kind with any court, governmental or administrative agency or arbitrator against the Company or its officers, directors, agents or employees, asserting any claims that are released in the Release.

4.2                               The Executive represents and agrees that, prior to signing this Agreement, he has not filed or pursued any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency or arbitrator against the Company or its officers, directors, agents or employees, asserting any claims that are released in the Release.

5.                                      Tender of Severance Payment as a Condition to Challenge of this Agreement.  Should the Executive attempt to challenge the enforceability of this Agreement or the Release, as a further limitation on any right to make such a challenge, the Executive shall initially submit to the Company the total proceeds provided to him in connection with this Agreement plus interest at the standard statutory rate, and invite the Company to retain such monies and agree with the Executive to cancel this Agreement.  In the event the Company accepts this offer, the Company shall retain such monies and this Agreement shall be canceled.  In the event the Company does not accept such offer, the Company shall so notify the Executive and shall place such monies into an interest-bearing escrow account pending resolution of the dispute between the Executive and the Company as to whether this Agreement shall be set aside and/or otherwise rendered unenforceable.

6.                                      At-Will Employment.  Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries or change the status of the Executive from an “at-will” employee

7.                                      Assignment and Transfer.  The Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.  This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any corporate successor to the Company or any assignee thereof.

8.                                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed properly given and effective when received, if sent by facsimile or telecopy, or by postage prepaid by registered or certified mail, return receipt requested, or by other delivery service that provides evidence of delivery, addressed (a) if to the Executive, to the residence address of the Executive maintained from time to time by the Company; and if to the Company, to its chief executive office, attention Chief Executive Officer, with a copy to the Secretary of the Company; (b) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.                                      Governing Law.  This Agreement and any contest, dispute, controversy or claim arising hereunder or relating hereto, shall be governed by and construed in accordance with California law notwithstanding any conflicts of laws to the contrary to the extent they would require the application of the laws of another jurisdiction.

10.                               Arbitration.  Any claim or controversy arising out of or relating to this Agreement or any breach thereof between the Executive and the Company shall be settled under the procedures set forth in the Company’s Arbitration of Disputes Agreement.  Executive acknowledges that he has read and understands and has executed such agreement.

11.                               Counterparts.  This Agreement may be executed in two or more counterparts, including by electronic or facsimile transmission, each of which shall constitute an original, but when taken together, shall constitute a single instrument.

12.                               Amendment and Waiver;  Rights Cumulative.  This Agreement may be amended, waived or discharged only by a writing signed by the Executive and by a duly authorized representative of the Company (other than the Executive).  No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

13.                               Captions.  Paragraph headings are for convenience only and shall not be considered a part of this Agreement.

14.                               No Third Party Beneficiary Rights.  Except as otherwise provided in this Agreement, no person or entity shall have any right to enforce any provision of this Agreement, even if indirectly benefited by it.

15.                               Severability.  If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

16.                               Code Section 409A Compliance.

16.1                        The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

16.2                        A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a

“specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (a) the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (b) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 16 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

16.3                        For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered non-qualified deferred compensation.  In no event shall the timing of Executive’s execution of the Release directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

17.                               Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the Executive’s entitlement to Severance payments from the Company, and supersedes any prior or contemporaneous written or oral agreements, representations and warranties among them respecting the Executive’s entitlement to Severance payments from the Company, including, but not limited to, the Employment Agreement Terms Summary attached to the offer letter from the Company to the Executive dated November 5, 2012, to the extent such Employment Agreement Terms Summary relates to Severance payments from the Company.  For the avoidance of doubt, this Agreement does not supersede other provisions of the Employment Agreement Terms Summary, including, but not limited to, the provisions relating to repayment of Executive’s signing bonus and relocation reimbursements upon certain terminations of employment.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

[Signature Page Follows]

99¢ ONLY STORES

By:	/s/ Richard Anicetti
Name:	Richard Anicetti
Title:	Interim President and Chief Executive Officer

EXECUTIVE:

/s/ Michael Kvitko
Michael Kvitko